January 26, 2004

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously engaged as the principal accountants for Ugomedia Interactive Corp. (the "Company") on January 6, 2004 to audit the financial statements for the fiscal year ended July 31, 2003. Subsequently, on January 21, 2004, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its form 8-K dated January 21, 2004 and we agree with such statements except for the following:

  1. we are not in a position to agree or disagree with the Company's statement that the change in auditors was approved by the Board of Directors of the Company;

  2. we are not in a position to agree or disagree with the Company's statement that during the most recent two fiscal years and during any subsequent interim periods preceding the date of engagement of Malone & Bailey, PLLC ("M&B"), the Company has not consulted with M&B regarding any matter requiring disclosure under Regulation S-K, Item 304(a)(2).

Additionally, we were engaged for a period of fifteen days. Therefore, we could not form any conclusions as to: (i) the validity of the Company's internal controls; (ii) reliance on management representations; or (iii) any financial statements and disclosures prepared by management during the two most recent fiscal years and during any subsequent interim periods preceding the date of termination.



/s/ Goldstein and Morris CPA's, P.C.
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